As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-6268599
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

225 West Washington Street

Indianapolis, Indiana 46204

(Address of Principal Executive Offices) (Zip Code)

SIMON PROPERTY GROUP, L.P.

AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN

(Full title of the plan)

James M. Barkley
General Counsel and Secretary
Simon Property Group
225 West Washington Street

Indianapolis, Indiana 46204

(Name and address of agent for service)

(317) 636-1600

(Telephone number, including area code, of agent for service)

Copy to:

David C. Worrell

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	6,000,000	$157.75	$946,500,000	$108,469

(1)   This Registration Statement registers 6,000,000 shares of Common Stock, not previously registered, under the Simon Property Group, L.P. Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”).

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the 1998 Plan.

(3)   Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on August 9, 2012.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

This Registration Statement relates to the registration of 6,000,000 additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Simon Property Group, Inc. (the “Registrant”) reserved for issuance and delivery under the Simon Property Group, L.P. 1998 Amended and Restated Stock Incentive Plan (the “1998 Plan”).  The increase in the number of shares authorized to be issued under the 1998 Plan was approved by the Registrant’s stockholders on May 17, 2012.  The Registrant has previously registered 6,300,000 shares of Common Stock reserved for issuance under the 1998 Plan pursuant to a Registration Statement on Form S-8 filed by the Registrant on September 25, 1998 and 5,000,000 shares of Common Stock reserved for issuance under the 1998 Plan pursuant to a Registration Statement on Form S-8 filed by the Registrant on November 13, 2002.  Except to the extent that they are superseded by information contained herein, or in exhibits hereto, the contents of those Registration Statements (File Nos. 333-64313 and 333-101185) are incorporated herein by reference pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 10, 2012.

SIMON PROPERTY GROUP, INC.

By:	/S/DAVID SIMON
David Simon, Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.  Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and Steven E. Fivel, or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of David Simon, Stephen E. Sterrett, James M. Barkley and Steven E. Fivel, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/S/DAVID SIMON	Chairman of the Board of Directors and Chief	August 10, 2012
David Simon	Executive Officer (Principal Executive Officer)

/S/ HERBERT SIMON	Chairman Emeritus and Director	August 10, 2012
Herbert Simon

/S/RICHARD S. SOKOLOV	President, Chief Operating Officer and Director	August 10, 2012
Richard S. Sokolov

/S/MELVYN E. BERGSTEIN	Director	August 10, 2012
Melvyn E. Bergstein

/S/LARRY C. GLASCOCK	Director	August 10, 2012
Larry C. Glascock

/S/KAREN N. HORN	Director	August 10, 2012
Karen N. Horn

/S/ALLAN HUBBARD	Director	August 10, 2012
Allan Hubbard

/S/REUBEN S. LEIBOWITZ	Director	August 10, 2012
Reuben S. Leibowitz

/S/DANIEL C. SMITH	Director	August 10, 2012
Daniel C. Smith

/S/J. ALBERT SMITH, JR.	Director	August 10, 2012
J. Albert Smith, Jr.

/S/STEPHEN E. STERRETT	Senior Executive Vice President and Chief	August 10, 2012
Stephen E. Sterrett	Financial Officer (Principal Financial Officer)

/S/STEVEN K. BROADWATER	Senior Vice President and Chief Accounting	August 10, 2012
Steven K. Broadwater	Officer (Principal Accounting Officer)

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Amended and Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Appendix A of the Proxy Statement on Schedule 14A of Simon Property Group, Inc. filed on March 27, 2009).

4.2	Amended and Restated By-laws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Simon Property Group, Inc. on March 25, 2009).

4.3

Eighth Amended and Restated Limited Partnership Agreement of Simon Property Group, L.P., dated as of May 8, 2008 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Simon Property Group, Inc. on May 9, 2008).

4.4	Simon Property Group, L.P. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Simon Property Group, Inc. on May 21, 2012).

5	Opinion of Faegre Baker Daniels LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Faegre Baker Daniels LLP (contained in the Opinion filed herewith as Exhibit 5).

24	Power of Attorney (included on the Signature Page of this Registration Statement).